Execution version

GLORI ENERGY INC.

SERIES C-2 PREFERRED STOCK AND WARRANT PURCHASE AGREEMENT

March 13, 2014

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SERIES C-2 PREFERRED STOCK AND WARRANT PURCHASE AGREEMENT

THIS SERIES C-2 PREFERRED STOCK AND WARRANT PURCHASE AGREEMENT (the “Agreement”) is entered into as of March 13, 2014, by and among Glori Energy Inc. (f/k/a Glori Oil Limited), a Delaware corporation (the “Company”), and the purchasers listed on Exhibit A attached hereto (each a “Purchaser” and collectively, the “Purchasers”).

WHEREAS, the Company desires to sell to the Purchasers, and the Purchasers desire to purchase from the Company, (a) shares of the Company's Series C-2 Preferred Stock, par value $0.0001 per share (the “Series C-2 Preferred Stock”), and (b) warrants (the “Warrants”) to purchase shares of Series C-2 Preferred Stock, upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing, and of the mutual promises, representations, warranties, covenants and conditions set forth in this Agreement, the parties hereto hereby agree as follows:

1.           Purchase and Sale of Series C-2 Preferred Stock and Warrants.

1.1         Sale and Issuance of Series C-2 Preferred Stock and Warrants; Closing Date.

(a)          The Company shall adopt and file with the Secretary of State of the State of Delaware on or before the Closing (as defined below) the Amended and Restated Certificate of Incorporation in the form of Exhibit B attached hereto (the “Restated Certificate”).

(b)          Subject to the terms and conditions of this Agreement, the Purchasers agree to purchase at the Closing, and the Company agrees to sell and issue to the Purchasers at the Closing, that number of shares of Series C-2 Preferred Stock set forth in the column designated “Closing Shares” opposite such Purchaser’s name on Exhibit A, at a purchase price of $2.741 per share. The consideration for the purchased shares of Series C-2 Preferred Stock shall be paid in cash. The shares of Series C-2 Preferred Stock, when issued to the Purchasers pursuant to this Agreement, shall be referred to in this Agreement as the “Shares.”

(c)          Subject to the terms and conditions of this Agreement, the Company agrees to issue to each Purchaser at the Closing Warrants to purchase that number of shares of Series C-2 Preferred Stock set forth opposite such Purchaser’s name on Exhibit A at an exercise price of $2.741 per share of Series C-2 Preferred Stock. The Warrants shall be in the form of Exhibit C attached hereto. The shares of Series C-2 Preferred Stock for which the Warrants are exercisable are herein referred to as “Warrant Shares”.

1.2         Closing; Delivery.

(a)          The purchase and sale of the Shares and the Warrants in the amounts as set forth on Exhibit A shall take place remotely via the exchange of documents and signatures, at 10:00 a.m., Houston, Texas time, on the date hereof, or at such other time and place as the Company and the Purchasers purchasing a majority of the Closing Shares shall mutually agree upon, orally or in writing (which time and place are designated as the “Closing”).

(b)          At the Closing, the Company shall deliver to each Purchaser (i) a certificate representing the Shares being purchased by such Purchaser at the Closing against payment of the purchase price therefor by wire transfer to a bank account designated by the Company and (ii) a Warrant exercisable for the number of Warrant Shares set forth opposite such Purchaser’s name on Exhibit A.

1.3         Use of Proceeds. In accordance with the directions of the Board of Directors, as it shall be constituted in accordance with the Fifth Amended and Restated Voting Agreement, the Company will use the proceeds from the sale of the Shares and Warrants for contribution to a wholly owned subsidiary for its acquisition of oil and gas properties (consistent with the Company’s current business model), working capital and general corporate purposes. The Company acknowledges that Texas ACP II, L.P. and Texas ACP Venture Partners I, LLC have restrictions on the use of proceeds of their investments. The Company further acknowledges that no more than 50% of the proceeds received from Texas ACP II, L.P will be used for any repayment of indebtedness or any distributions to any of the Stockholders and that none of the proceeds received from Texas ACP Venture Partners I, LLC will be used for any repayment of indebtedness or any distributions to any of the Stockholders.

1.4         Amendment to Merger Agreement. The Company shall take such necessary action, including causing the Merger Agreement to be amended, to provide that, with respect to the shares of Glori Acquisition which the Purchasers shall receive as consideration for the Shares upon consummation of the transactions contemplated by the Merger Agreement, (i) the Purchasers shall not be required to execute and deliver Lock-Up Agreements and (ii) the Purchasers shall have registration rights similar to those of the investors participating in the PIPE Investment.

1.5         Warrant Termination Agreements. Each of the Purchasers hereby covenants and agrees to execute and deliver a Warrant Termination Agreement substantially in the form of Exhibit D within 10 days after the Closing setting forth the amendment and termination of the Warrants (and any other warrants for the purchase of Company Stock) held by such Purchaser in connection with the closing of the Merger Agreement.

1.6         Defined Terms Used in this Agreement. The following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.

“409A Plan” shall have the meaning set forth in Section 2.2(f).

“AAA” shall have the meaning set forth in Section 6.13.

“Affiliate” means, with respect to any specified Person, any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with such specified Person, including, without limitation, any partner, officer, director, member or employee of such Person and any venture capital fund now or hereafter existing that is controlled by or under common control with one or more general partners or managing members of, or shares the same management company with, such Person.

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“Agreement” shall have the meaning set forth in the preamble.

“Balance Sheet Date” shall have the meaning set forth in Section 2.14.

“Board of Directors” means the board of directors of the Company.

“Bylaws" means the bylaws of the Company, as amended.

“Closing” shall have the meaning set forth in Section 1.2(a).

“Closing Shares” shall have the meaning set forth in Section 1.1(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” shall have the meaning set forth in Section 2.2(a).

“Company” shall have the meaning set forth in the preamble.

“Company Intellectual Property” means all patents, patent applications, trademarks, trademark applications, service marks, tradenames, copyrights, trade secrets, licenses, domain names, mask works, information and proprietary rights and processes as are necessary to the conduct of the Company’s business as now conducted and as presently proposed to be conducted.

“Confidential Information Agreements” shall have the meaning set forth in Section 2.19.

“Disclosure Letter” shall have the meaning set forth in the first paragraph of Section 2.

“Environmental Laws” shall have the meaning set forth in Section 2.23.

“ERISA” shall have the meaning set forth in Section 2.16(g).

“Financial Statements” shall have the meaning set forth in Section 2.14.

“Fifth Amended and Restated Investors’ Rights Agreement” means that certain Fifth Amended and Restated Investors' Rights Agreement, dated as of the date of the Closing, by and among the Company, The Energy and Resources Institute, the Purchasers and certain other Stockholders.

“Fifth Amended and Restated Right of First Refusal and Co-Sale Agreement” means that certain Fifth Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of the date of the Closing, by and among the Company, the Purchasers, and certain other Stockholders.

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“Fifth Amended and Restated Voting Agreement” means that certain Fifth Amended and Restated Voting Agreement, dated as of the date of the Closing, by and among the Company, the Purchasers and certain other Stockholders.

“Glori Acquisition” means Glori Acquisition Corp., a Delaware corporation.

“Hazardous Substance” shall have the meaning set forth in Section 2.23.

“Indemnification Agreement” means the indemnification agreements (if any) between the Company and any member of the Board of Directors designated by any Purchaser entitled to designate a member of the Board of Directors pursuant to the Fifth Amended and Restated Voting Agreement.

“Indemnified Liabilities” shall have the meaning set forth in Section 6.14(a).

“Indemnitees” shall have the meaning set forth in Section 6.14(a).

“Key Employee” means any executive-level employee (including vice president-level positions) as well as any employee or consultant who either alone or in concert with others develops, invents, programs or designs any Company Intellectual Property.

“Knowledge”, including the phrase “to the Company’s knowledge”, shall mean the actual knowledge after reasonable investigation of the following officers: Stuart M. Page and Victor Perez.

“Lock-Up Agreements” means the Lock-Up Agreements to be executed and delivered by the holders of Company's capital stock as a condition to receipt of shares of Glori Acquisition as consideration therefor upon the consummation of the transactions contemplated by the Merger Agreement.

“Material Adverse Effect” means a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property, prospects or results of operations of the Company and its subsidiaries, taken as a whole.

"Merger Agreement" means that certain Merger and Share Exchange Agreement, dated as of January 8, 2014, by and among Infinity Cross Border Acquisition Corporation, Glori Acquisition, Glori Merger Subsidiary, Inc., the Company and Infinity-C.S.V.C. Management Ltd.

“PCB” shall have the meaning set forth in Section 2.23.

“Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

“PIPE Investment” means the private investment in public equity of at least $8,500,000 in Glori Acquisition at or prior to the closing of the Merger Agreement.

“Preferred Stock” shall have the meaning set forth in Section 2.2(b).

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“Purchaser” shall have the meaning set forth in the preamble.

“Restated Certificate” shall have the meaning set forth in Section 1.1(a).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series A Preferred Stock” means the Company's Series A Preferred Stock, par value $0.0001 per share.

“Series B Preferred Stock” means the Company's Series B Preferred Stock, par value $0.0001 per share.

“Series C Preferred Stock” means the Company's Series C Preferred Stock, par value $0.0001 per share.

“Series C-1 Preferred Stock” means the Company's Series C-1 Preferred Stock, par value $0.0001 per share.

“Series C-2 Preferred Stock” shall have the meaning set forth in the recitals.

“Shares” shall have the meaning set forth in Section 1.1(b).

“Stock Plan” shall have the meaning set forth in Section 2.2(c).

“Stockholders” means, collectively, the holders of the Common Stock and the Preferred Stock.

“Transaction Agreements” means this Agreement, the Fifth Amended and Restated Investors’ Rights Agreement, the Fifth Amended and Restated Right of First Refusal and Co-Sale Agreement, the Fifth Amended and Restated Voting Agreement and the Indemnification Agreements.

“Warrant Shares” shall have the meaning set forth in Section 1.1(c).

“Warrants” shall have the meaning set forth in the recitals.

2.          Representations and Warranties of the Company. The Company hereby represents and warrants to each Purchaser that, except as set forth on the disclosure letter delivered by the Company to the Purchasers at the Closing (the “Disclosure Letter”), which exceptions shall be deemed to be part of the representations and warranties made hereunder, the following representations are, to the Company’s knowledge, true and complete as of the date of the Closing, except as otherwise indicated. The Disclosure Letter shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Section 2 and Section 6.7, and the disclosures in any section or subsection of the Disclosure Letter shall qualify other sections and subsections in this Section 2 or Section 6.7 only to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. For purposes of these representations and warranties (other than those in Sections 2.2, 2.3, 2.4, 2.5 and 2.6), the term “the Company” shall include any subsidiaries of the Company, unless otherwise noted herein.

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2.1         Organization, Good Standing, Corporate Power and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

2.2         Capitalization. The authorized capital of the Company consists, immediately prior to the Closing, of:

(a)          100,000,000 shares of common stock, $0.0001 par value per share (the “Common Stock”), 3,295,771 shares of which are issued and outstanding immediately prior to the Closing. All of the outstanding shares of Common Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws. The Company holds no treasury stock and no shares of Preferred Stock in its treasury.

(b)          29,522,607 shares of preferred stock, $0.0001 par value per share (the “Preferred Stock”), (i) 521,852 of which have been designated Series A Preferred Stock, 475,541 of which are issued and outstanding immediately prior to the Closing, (ii) 2,901,052 of which have been designated Series B Preferred Stock, 2,901,052 of which are issued and outstanding immediately prior to the Closing, (iii) 13,780,033 of which have been designated Series C Preferred Stock, 7,296,607 of which are issued and outstanding immediately prior to the Closing, (iv) 8,836,718 of which have been designated Series C-1 Preferred Stock, 4,462,968 of which are issued and outstanding immediately prior to the Closing, and (v) 3,482,952 of which have been designated Series C-2 Preferred Stock, none of which are issued and outstanding immediately prior to the Closing. The rights, privileges and preferences of the Preferred Stock are as stated in the Restated Certificate and as provided by the general corporation law of the jurisdiction of the Company’s incorporation.

(c)          The Company has reserved 7,485,452 shares of Common Stock for issuance to officers, directors, employees and consultants of the Company pursuant to its 2006 Stock Option and Grant Plan duly adopted by the Board of Directors and approved by the Stockholders (the “Stock Plan”). Of the 7,485,452 shares of Common Stock reserved for issuance under the Stock Plan, (i) 6,734,322 of such shares are reserved for issuance upon exercise of currently outstanding options and (ii) 751,130 shares remain available for future stock options and other awards permitted under the Plan. The Company has furnished to the Purchasers complete and accurate copies of the Stock Plan and forms of agreements used thereunder.

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(d)          Section 2.2(d) of the Disclosure Letter sets forth the capitalization of the Company immediately following the Closing, including the number of shares of the following: (i) issued and outstanding Common Stock, including, with respect to restricted Common Stock, vesting schedule and repurchase price; (ii) issued stock options, including vesting schedule and exercise price; (iii) stock options not yet issued but reserved for issuance; (iv) each series of Preferred Stock; and (v) warrants or stock purchase rights, including the Warrants. Except for (X) the conversion privileges of the Shares and exercise rights with respect to the Warrant Shares to be issued under this Agreement and the conversion privileges of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series C-1 Preferred Stock and the Series C-2 Preferred Stock, (Y) the rights provided in Section 4 of the Fifth Amended and Restated Investors’ Rights Agreement, and (Z) the securities and rights described in this Section 2.2 and in Section 2.2(d) of the Disclosure Letter, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from the Company any shares of Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock or Series C-2 Preferred Stock, or any securities convertible into or exchangeable for shares of Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock or Series C-2 Preferred Stock. Except as set forth in Section 2.2(d) of the Disclosure Letter, all outstanding shares of the Common Stock and all shares of the Common Stock underlying outstanding options are subject to (I) a right of first refusal in favor of the Company upon any proposed transfer (other than transfers for estate planning purposes); and (II) a lock-up or market standoff agreement of not less than 180 days following the Company’s initial public offering pursuant to a registration statement filed with the SEC under the Securities Act.

(e)          Except as set forth in Section 2.2(e) of the Disclosure Letter, (i) none of the Company’s stock purchase agreements or stock option documents contains a provision for acceleration of vesting (or lapse of a repurchase right) or other changes in the vesting provisions or other terms of such agreement or understanding upon the occurrence of any event or combination of events; and (ii) the Company has never adjusted or amended the exercise price of any stock options previously awarded, whether through amendment, cancellation, replacement grant, repricing, or any other means. Except as set forth in the Restated Certificate, the Company has no obligation (contingent or otherwise) to purchase or redeem any of its capital stock.

(f)          No stock options, stock appreciation rights or other equity-based awards issued or granted by the Company are subject to the requirements of Section 409A of the Code. Each “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder) under which the Company makes, is obligated to make or promises to make, payments (each, a “409A Plan”) complies in all material respects, in both form and operation, with the requirements of Section 409A of the Code and the guidance thereunder. No payment to be made under any 409A Plan is, or to the Company's knowledge will be, subject to the penalties of Section 409A(a)(1) of the Code.

2.3           Subsidiaries. Except as set forth in Section 2.3 of the Disclosure Letter, (i) the Company does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity; and (ii) the Company is not a participant in any joint venture, partnership or similar arrangement.

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2.4           Authorization. All corporate action required to be taken by the Board of Directors and the Stockholders in order to authorize the Company to enter into the Transaction Agreements, and to issue the Shares at the Closing and the Common Stock issuable upon conversion of the Shares, has been taken or will be taken prior to the Closing. All action on the part of the officers of the Company necessary for the execution and delivery of the Transaction Agreements, the performance of all obligations of the Company under the Transaction Agreements to be performed as of the Closing, and the issuance and delivery of the Shares and Warrants has been taken or will be taken prior to the Closing. The Transaction Agreements, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (iii) to the extent the indemnification provisions contained in the Fifth Amended and Restated Investors’ Rights Agreement and each Indemnification Agreement may be limited by applicable federal or state securities laws.

2.5           Valid Issuance of Shares. The Shares and Warrants, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Agreements, the Restated Certificate, applicable state and federal securities laws and liens or encumbrances created by or imposed by a Purchaser. Assuming the accuracy of the representations of the Purchasers in Section 3 of this Agreement and subject to the filings described in subclause (b) of Section 2.6 below below, the Shares and Warrants will be issued in compliance with all applicable federal and state securities laws. The Series C-2 Preferred Stock issuable upon exercise of the Warrants and the Common Stock issuable upon conversion of the Shares and the Warrant Shares have been duly reserved for issuance, and upon issuance in accordance with the terms of the Restated Certificate, will be validly issued, fully paid, nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Agreements, the Restated Certificate, applicable federal and state securities laws and liens or encumbrances created by or imposed by a Purchaser. Based in part upon the representations of the Purchasers in Section 3 of this Agreement, and subject to Section 2.6 below, the Common Stock issuable upon conversion of the Shares and the Warrant Shares will be issued in compliance with all applicable federal and state securities laws.

2.6           Governmental Consents and Filings. Assuming the accuracy of the representations made by the Purchasers in Section 3 of this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement, except for (a) the filing of the Restated Certificate, which will have been filed as of the Closing, and (b) filings pursuant to Regulation D of the Securities Act, and applicable state securities laws, which have been made or will be made in a timely manner.

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2.7           Litigation. Except as set forth in Section 2.7 of the Disclosure Letter, there is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or, to the Company’s knowledge, currently threatened (i) against the Company or any officer, director or Key Employee of the Company arising out of their employment or Board of Directors relationship with the Company; (ii) that questions the validity of the Transaction Agreements or the right of the Company to enter into them, or to consummate the transactions contemplated by the Transaction Agreements; or (iii) that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Neither the Company nor, to the Company’s knowledge, any of its officers, directors or Key Employees is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality (in the case of officers, directors or Key Employees, such as would affect the Company). There is no action, suit, proceeding or investigation by the Company pending or which the Company intends to initiate. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened in writing (or any basis therefor known to the Company) involving the prior employment of any of the Company’s employees, their services provided in connection with the Company’s business, or any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers.

2.8           Intellectual Property. The Company owns or possesses sufficient legal rights to all Company Intellectual Property without, to the Company's knowledge, any conflict with, or infringement of, the rights of others. To the Company’s knowledge, no product or service marketed or sold (or proposed to be marketed or sold) by the Company violates or will violate any license or infringes or will infringe any intellectual property rights of any other party. Other than as set forth in Section 2.8 of the Disclosure Letter, other than with respect to commercially available software products under standard end-user object code license agreements, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the Company Intellectual Property, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other Person. The Company has not received any communications alleging that the Company has violated or, by conducting its business, would violate any of the patents, trademarks, service marks, trade names, copyrights, trade secrets, mask works or other proprietary rights or processes of any other Person. The Company has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Company’s business. To the Company’s knowledge, it will not be necessary to use any inventions of any of its employees or consultants (or Persons it currently intends to hire) made prior to their employment by the Company. Each Company employee and consultant who has contributed to the Company Intellectual Property has assigned to the Company all intellectual property rights he or she owns that are part of the Company Intellectual Property. Section 2.8 of the Disclosure Letter lists all Company Intellectual Property that is registered or for which a pending registration has been filed. The Company has not embedded any open source, copyleft or community source code in any of its products generally available or in development, including but not limited to any libraries or code licensed under any General Public License, Lesser General Public License or similar license arrangement. For purposes of this Section 2.8, the Company shall be deemed to have knowledge of a patent right if the Company has actual knowledge of the patent right or would be found to be on notice of such patent right as determined by reference to United States patent laws.

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2.9           Compliance with Other Instruments. The Company is not in violation or default (i) of any provisions of the Restated Certificate or the Bylaws, (ii) of any instrument, judgment, order, writ or decree in which the Company is named or by which it is bound, (iii) under any note, indenture or mortgage, or (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound that is required to be listed on the Disclosure Letter, or of any provision of federal or state statute, rule or regulation applicable to the Company, the violation of which would have a Material Adverse Effect. Other than as set forth in Section 2.9 of the Disclosure Letter, the execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated by the Transaction Agreements will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement or (ii) an event which results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to the Company.

2.10       Agreements; Actions.

(a)          Except for the Transaction Agreements and except as set forth in Section 2.10 of the Disclosure Letter, there are no agreements, understandings, instruments, contracts or proposed transactions to which the Company is a party or by which it is bound that involve (i) obligations (contingent or otherwise) of, or payments to, the Company in excess of $100,000, (ii) the license of any patent, copyright, trademark, trade secret or other proprietary right to or from the Company, (iii) the grant of rights to manufacture, produce, assemble, license, market, or sell its products to any other Person that limit the Company’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products, or (iv) indemnification by the Company with respect to infringements of proprietary rights.

(b)          Except as set forth in Section 2.10 of the Disclosure Letter, the Company has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or incurred any other liabilities individually in excess of $100,000 or in excess of $1,000,000 in the aggregate, (iii) made any loans or advances to any Person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business. For the purposes of this Section 2.10(b) and Section 2.10(c) below, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same Person (including Persons the Company has reason to believe are affiliated with each other) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsection.

(c)          The Company is not a guarantor or indemnitor of any indebtedness of any other Person.

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2.11       Certain Transactions.

(a)          Except as set forth in Section 2.11 of the Disclosure Letter, and other than (i) standard employee benefits generally made available to all employees, (ii) standard director and officer indemnification agreements approved by the Board of Directors, and (iii) the purchase of shares of the Company’s capital stock and the issuance of options to purchase shares of the Company’s Common Stock, in each case, approved in the written minutes of the Board of Directors (previously provided to the Purchasers or their counsel), there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, consultants or Key Employees, or any Affiliate thereof.

(b)          Except as set forth in Section 2.11 of the Disclosure Letter, the Company is not indebted, directly or indirectly, to any of its directors, officers or employees or to their respective spouses or children or to any Affiliate of any of the foregoing, other than in connection with expenses or advances of expenses incurred in the ordinary course of business or employee relocation expenses and for other customary employee benefits made generally available to all employees. Except as set forth in Section 2.11 of the Disclosure Letter, none of the Company’s directors, officers or employees, or any members of their immediate families, or any Affiliate of the foregoing (i) is, directly or indirectly, indebted to the Company or, (ii) to the Company’s knowledge, has any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation which competes with the Company except that directors, officers or employees or stockholders of the Company may own stock in (but not exceeding two percent of the outstanding capital stock of) publicly traded companies that may compete with the Company. None of the Company’s Key Employees or directors or any members of their immediate families or any Affiliate of any of the foregoing are, directly or indirectly, interested in any contract with the Company. None of the directors or officers of the Company, or any members of their immediate families, has any material commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with any of the Company’s customers, suppliers, service providers, joint venture partners, licensees and competitors.

2.12       Rights of Registration and Voting Rights. Except as provided in the Fifth Amended and Restated Investors’ Rights Agreement, the Company is not under any obligation to register under the Securities Act any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities. To the Company’s knowledge, except as contemplated in the Fifth Amended and Restated Voting Agreement, no Stockholder has entered into any agreement with respect to the voting of capital shares of the Company.

2.13       Absence of Liens. Except as set forth in Section 2.13 of the Disclosure Letter, the property and assets that the Company owns are free and clear of all mortgages, deeds of trust, liens, loans and encumbrances, except for statutory liens for the payment of current taxes that are not yet delinquent and encumbrances and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets. With respect to the property and assets it leases, the Company is in compliance with such leases and, to its knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances other than those of the lessors of such property or assets.

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2.14       Financial Statements. The Company has delivered to each Purchaser its audited financial statements as of December 31, 2012 and for the fiscal year ended December 31, 2012, and its unaudited financial statements (including balance sheet, income statement and statement of cash flows) as of September 30, 2013 (the “Balance Sheet Date”) and for the period ended September 30, 2013 (collectively, the “Financial Statements”). Except as set forth in Section 2.14 of the Disclosure Letter, the Financial Statements fairly present in all material respects the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, subject in the case of the unaudited Financial Statements to normal year-end audit adjustments. Except as set forth in the Financial Statements, the Company has no material liabilities or obligations, contingent or otherwise, other than liabilities incurred in the ordinary course of business subsequent to the Balance Sheet Date, obligations under contracts and commitments incurred in the ordinary course of business and liabilities and obligations of a type or nature not required under generally accepted accounting principles to be reflected in the Financial Statements, which, in all such cases, individually and in the aggregate would not have a Material Adverse Effect. The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with generally accepted accounting principles.

2.15       Changes. Since the Balance Sheet Date, there have been no events or circumstances of any kind that have had or could reasonably be expected to result in a Material Adverse Effect.

2.16       Employee Matters.

(a)          As of the date hereof, the Company employs 32 full-time employees, no part-time employees and no temporary employees and engages seven consultants or independent contractors. Section 2.16(a) of the Disclosure Letter sets forth a detailed description of all compensation, including salary, bonus, severance obligations and deferred compensation paid or payable for each officer, employee, consultant and independent contractor of the Company who received compensation in excess of $50,000 for the fiscal year ended December 31, 2013 or is anticipated to receive compensation in excess of $50,000 for the fiscal year ending December 31, 2014.

(b)          To the Company’s knowledge, none of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with such employee’s ability to promote the interest of the Company or that would conflict with the Company’s business. Neither the execution nor the delivery of the Transaction Agreements, nor the carrying on of the Company’s business by the employees of the Company, nor the conduct of the Company’s business as now conducted and as presently proposed to be conducted, will, to the Company’s knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated.

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(c)          As of the date hereof, the Company is not delinquent in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed on behalf of the Company or amounts required to be reimbursed to such employees, consultants, or independent contractors. The Company has complied in all material respects with all applicable state and federal equal employment opportunity laws and with other laws related to employment, including those related to wages, hours, worker classification, and collective bargaining. The Company has withheld and paid to the appropriate governmental entities or is holding for payment not yet due to such governmental entities all amounts required to be withheld from employees of the Company and is not liable for any arrears of wages, taxes, penalties, or other sums for failure to comply with any of the foregoing.

(d)          Except as set forth in Section 2.16(d) of the Disclosure Letter, to the Company’s knowledge, no Key Employee intends to terminate employment with the Company or is otherwise likely to become unavailable to continue as a Key Employee, nor does the Company have a present intention to terminate the employment of any of the foregoing. The employment of each employee of the Company is terminable at the will of the Company. Except as set forth in Section 2.16(d) of the Disclosure Letter or as required by law, upon termination of the employment of any such employee, no severance or other payments will become due. Except as set forth in Section 2.16(d) of the Disclosure Letter, the Company has no policy, practice, plan, or program of paying severance pay or any form of severance compensation in connection with the termination of employment services.

(e)          Except as set forth in Section 2.16(e) of the Disclosure Letter, to the Company’s knowledge, the Company has not made any representations regarding equity incentives to any officer, employee, director or consultant of the Company that are inconsistent with the share amounts and terms set forth in the minutes of meetings of the Board of Directors.

(f)          Except as set forth in Section 2.16(f) of the Disclosure Letter, each former Key Employee whose employment was terminated by the Company has entered into an agreement with the Company providing for the full release of any claims against the Company or any related party arising out of such employment.

(g)          Section 2.16(g) of the Disclosure Letter sets forth each employee benefit plan maintained, established or sponsored by the Company, or which the Company participates in or contributes to, which is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Company has made all required contributions and has no liability to any such employee benefit plan, other than liability for health plan continuation coverage described in Part 6 of Title I(B) of ERISA, and has complied in all material respects with all applicable laws for any such employee benefit plan.

(h)          The Company is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the Company's knowledge, has sought to represent any of the employees, representatives or agents of the Company. There is no strike or other labor dispute involving the Company pending, or to the Company’s knowledge, threatened, which could have a Material Adverse Effect, nor is the Company aware of any labor organization activity involving its employees.

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(i)          To the Company’s knowledge, none of the Key Employees or directors of the Company has been (A) subject to voluntary or involuntary petition under the federal bankruptcy laws or any state insolvency law or the appointment of a receiver, fiscal agent or similar officer by a court for his business or property; (B) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (C) subject to any order, judgment, or decree (not subsequently reversed, suspended, or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him from engaging, or otherwise imposing limits or conditions on his engagement in any securities, investment advisory, banking, insurance, or other type of business or acting as an officer or director of a public company; or (D) found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated any federal or state securities, commodities, or unfair trade practices law, which such judgment or finding has not been subsequently reversed, suspended, or vacated.

2.17       Tax Returns and Payments. There are no federal, state, county, local or foreign taxes due and payable by the Company which have not been timely paid. There are no accrued and unpaid federal, state, country, local or foreign taxes of the Company which are due, whether or not assessed or disputed. There have been no examinations or audits of any tax returns or reports by any applicable federal, state, local or foreign governmental agency. The Company has duly and timely filed all federal, state, county, local and foreign tax returns required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to taxes for any year.

2.18       Insurance. The Company has in full force and effect fire and casualty insurance policies with extended coverage, sufficient in amount (subject to reasonable deductions) to allow it to replace any of its properties that might be damaged or destroyed.

2.19       Confidential Information and Invention Assignment Agreements. Each current and former employee, consultant and officer of the Company has executed an agreement with the Company regarding confidentiality and proprietary information substantially in the form or forms delivered to the counsel for the Purchasers (the “Confidential Information Agreements”). No current or former Key Employee has excluded works or inventions from his or her assignment of inventions pursuant to such Key Employee’s Confidential Information Agreement. The Company is not aware that any of its Key Employees is in violation thereof.

2.20       Permits. The Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business, the lack of which could reasonably be expected to have a Material Adverse Effect. The Company is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

2.21       Corporate Documents. The Restated Certificate and the Bylaws are in the forms provided to the Purchasers. The copy of the minute books of the Company provided to the Purchasers contains minutes of all meetings of the Board of Directors and the Stockholders and all actions by written consent without a meeting by the Board of Directors and the Stockholders since the date of incorporation and accurately reflects in all material respects all actions by the Board of Directors (and any committee of the Board of Directors) and the Stockholders with respect to all transactions referred to in such minutes.

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2.22       Real Property Holding Corporation. The Company is not now and has never been a “United States real property holding corporation” as defined in the Code and any applicable regulations promulgated thereunder. The Company has filed with the Internal Revenue Service all statements, if any, with its United States income tax returns which are required under such regulations.

2.23       Environmental and Safety Laws. Except as could not reasonably be expected to have a Material Adverse Effect, (a) the Company is and has been in compliance with all Environmental Laws; (b) there has been no release or, to the Company’s knowledge, threatened release of any pollutant, contaminant or toxic or hazardous material, substance or waste, or petroleum or any fraction thereof, (each a “Hazardous Substance”) on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Company; (c) there have been no Hazardous Substances generated by the Company that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any governmental authority in the United States; and (d) there are no underground storage tanks located on, no polychlorinated biphenyls (“PCB”) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored on, any site owned or operated by the Company, except for the storage of hazardous waste in compliance with Environmental Laws. The Company has made available to the Purchasers true and complete copies of all material environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies, and environmental studies or assessments. For purposes of this Section 2.23, “Environmental Laws” means any law, regulation, or other applicable requirement relating to (a) releases or threatened release of Hazardous Substance; (b) pollution or protection of employee health or safety, public health or the environment; or (c) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.

2.24       Qualified Small Business Stock. As of and immediately following the Closing, (i) the Company will be an eligible corporation as defined in Section 1202(e)(4) of the Code, (ii) the Company will not have made purchases of its own stock described in Code Section 1202(c)(3)(B) during the one-year period preceding the Closing, except for purchases that are disregarded for such purposes under Treasury Regulation Section 1.1202-2 and (iii) the Company’s aggregate gross assets, as defined by Code Section 1202(d)(2), at no time between its incorporation and through the Closing have exceeded $50 million, taking into account the assets of any corporations required to be aggregated with the Company in accordance with Code Section 1202(d)(3); provided, however, that in no event shall the Company be liable to the Purchasers or any other party for any damages arising from any subsequently proven or identified error in the Company’s determination with respect to the applicability or interpretation of Code Section 1202, unless such determination shall have been given by the Company in a manner either grossly negligent or fraudulent.

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2.25       Disclosure. The Company has made available to the Purchasers all of the information reasonably available to the Company that the Purchasers have requested for deciding whether to acquire the Shares. No representation or warranty of the Company contained in this Agreement, as qualified by the Disclosure Letter, and no certificate furnished or to be furnished to the Purchasers at the Closing contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. It is understood that this representation is qualified by the fact that, except for the disclosures contained in this Agreement and in the Disclosure Letter, the Company has not delivered to the Purchasers, and has not been requested to deliver, a private placement or similar memorandum or any written disclosure of the types of information which may be furnished to purchasers of securities.

3.           Representations and Warranties of the Purchasers. Each Purchaser hereby represents and warrants to the Company, severally and not jointly, as follows:

3.1         Authorization. The Purchaser has full power and authority to enter into the Transaction Agreements. The Transaction Agreements to which such Purchaser is a party, when executed and delivered by the Purchaser, will constitute valid and legally binding obligations of the Purchaser, enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (b) to the extent the indemnification provisions contained in the Investors’ Rights Agreement may be limited by applicable federal or state securities laws.

3.2         Purchase Entirely for Own Account. This Agreement is made with the Purchaser in reliance upon the Purchaser’s representation to the Company, which by the Purchaser’s execution of this Agreement, the Purchaser hereby confirms, that the Shares and Warrants (including the Warrant Shares to be issued upon exercise of the Warrants) to be acquired by the Purchaser will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Purchaser further represents that the Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Shares or the Warrants (including the Warrant Shares to be issued upon exercise of the Warrants). The Purchaser has not been formed for the specific purpose of acquiring the Shares or the Warrants (including the Warrant Shares to be issued upon exercise of the Warrants).

3.3         Disclosure of Information. The Purchaser has had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the offering of the Shares with the Company’s management and has had an opportunity to review the Company’s facilities; provided, however, that the foregoing shall not limit or modify the representations and warranties of the Company in Section 2 and Section 6.7 of this Agreement or the right of the Purchaser to rely thereon.

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3.4         Restricted Securities. The Purchaser understands that the Shares and the Warrant Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations in this Section 3. The Purchaser understands that the Shares and the Warrant Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to such laws, the Purchaser must hold the Shares and Warrant Shares indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Purchaser acknowledges that the Company has no obligation to register or qualify the Shares, Warrant Shares, or the Common Stock into which they may be converted, for resale except as set forth in the Fifth Amended and Restated Investors’ Rights Agreement. The Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares, and on requirements relating to the Company which are outside of the Purchaser’s control, and which the Company is under no obligation and may not be able to satisfy.

3.5         No Public Market. The Purchaser understands that no public market now exists for the Shares or the Warrant Shares, and that the Company has made no assurances that a public market will ever exist for the Shares or the Warrant Shares.

3.6         Legends. The Purchaser understands that the Shares, the Warrant Shares and any securities issued in respect of or exchange for the Shares and Warrant Shares may bear one or all of the following legends:

(a)          “THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”;

(b)          any legend set forth in, or required by, the other Transaction Agreements; and

(c)          any legend required by the securities laws of any state to the extent such laws are applicable to the Shares or Warrant Shares represented by the certificate so legended.

3.7         Accredited Investor. The Purchaser is an accredited investor, as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

3.8         Foreign Investor. If the Purchaser is not a United States person (as defined by Section 7701(a)(30) of the Code), such Purchaser hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Shares and Warrants or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the purchase of the Shares and Warrants, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Shares and Warrants. Such Purchaser’s subscription and payment for and continued beneficial ownership of the Shares and Warrants will not violate any applicable securities or other laws of the Purchaser’s jurisdiction.

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3.9         No General Solicitation. Neither the Purchaser, nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Shares.

3.10       Exculpation Among Purchasers. The Purchaser acknowledges that it is not relying upon any Person, other than the Company and its officers and directors, in making its investment or decision to invest in the Company. The Purchaser agrees that no Purchaser nor the respective controlling Persons, officers, directors, partners, agents, or employees of any Purchaser shall be liable to any other Purchaser for any action heretofore taken or omitted to be taken by any of them in connection with the purchase of the Shares or Warrants.

3.11       Residence. If the Purchaser is a partnership, corporation, limited liability company or other entity, then the office address or addresses of the Purchaser's principal place of business is identified under the Purchaser's name in Exhibit A.

4.           Conditions to the Purchasers’ Obligations. The obligation of each Purchaser to purchase Shares and Warrants at the Closing is subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

4.1         Representations and Warranties. The representations and warranties of the Company contained in Section 2 and Section 6.7 shall be true and correct in all material respects as of the Closing, except that any such representations and warranties shall be true and correct in all respects where such representation and warranty is qualified with respect to materiality.

4.2         Performance. The Company shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Company on or before the Closing.

4.3         Compliance Certificate. The Chief Executive Officer of the Company shall deliver to the Purchasers at the Closing a certificate certifying that the conditions specified in Sections 4.1 and 4.2 have been fulfilled.

4.4         Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Shares and Warrants pursuant to this Agreement shall be obtained and effective as of the Closing.

4.5         Board of Directors. As of the Closing, the authorized size of the Board of Directors shall be 10, and the Board of Directors shall include each of Jonathan Schulhof, Michael Schulhof, Stuart Page, Matthew Gibbs, Ganesh Kishore, Mark Puckett, John Clarke, Larry Aschebrook and Damon Rawie.

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4.6         Indemnification Agreements. The Company and each member of the Board of Directors designated by a Purchaser (other than any Purchaser relying upon this condition to excuse such Purchaser’s performance hereunder) shall have executed and delivered the Indemnification Agreements.

4.7         Fifth Amended and Restated Investors’ Rights Agreement. The Company and each Purchaser and the other Stockholders named as parties thereto shall have executed and delivered the Fifth Amended and Restated Investors’ Rights Agreement.

4.8         Fifth Amended and Restated Right of First Refusal and Co-Sale Agreement. The Company, each Purchaser, and the other Stockholders named as parties thereto shall have executed and delivered the Fifth Amended and Restated Right of First Refusal and Co-Sale Agreement.

4.9         Fifth Amended and Restated Voting Agreement. The Company, each Purchaser and the other Stockholders named as parties thereto shall have executed and delivered the Fifth Amended and Restated Voting Agreement.

4.10       Restated Certificate. The Company shall have filed the Restated Certificate with the Secretary of State of the State of Delaware at or prior to the Closing, and the Restated Certificate shall continue to be in full force and effect as of the Closing.

4.11       Secretary’s Certificate. The secretary of the Company shall have delivered to the Purchasers at the Closing a certificate certifying (i) the Bylaws, (ii) resolutions of the Board of Directors approving the Transaction Agreements and the transactions contemplated under the Transaction Agreements, and (iii) resolutions of the Stockholders approving the Restated Certificate.

4.12       Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to each Purchaser, and each Purchaser (or its counsel) shall have received all such counterpart original and certified or other copies of such documents as reasonably requested.

5.          Conditions to the Company’s Obligations. The obligation of the Company to sell the Shares and the Warrants to the Purchasers at the Closing is subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

5.1         Representations and Warranties. The representations and warranties of each Purchaser contained in Section 3 and Section 6.7 shall be true and correct in all material respects as of the Closing.

5.2         Performance. The Purchasers shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by them on or before the Closing.

5.3         Qualifications. All authorizations, approvals and permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Shares and Warrants pursuant to this Agreement shall have been obtained and shall be effective as of the Closing.

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5.4         Fifth Amended and Restated Investors’ Rights Agreement. Each Purchaser and the other Stockholders named as parties thereto shall have executed and delivered the Fifth Amended and Restated Investors’ Rights Agreement.

5.5         Fifth Amended and Restated Right of First Refusal and Co-Sale Agreement. Each Purchaser and the other Stockholders named as parties thereto shall have executed and delivered the Fifth Amended and Restated Right of First Refusal and Co-Sale Agreement.

5.6         Fifth Amended and Restated Voting Agreement. Each Purchaser and the other Stockholders named as parties thereto shall have executed and delivered the Fifth Amended and Restated Voting Agreement.

6.          Miscellaneous.

6.1         Survival of Warranties. Unless otherwise set forth in this Agreement, the representations and warranties of the Company and the Purchasers contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of the Purchasers or the Company.

6.2         Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

6.3         Governing Law. This Agreement and any controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters, shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to conflict of law principles that would result in the application of any law other than the laws of the State of New York.

6.4         Counterparts; Facsimile. This Agreement, any Transaction Agreement and any other document prepared in connection with the transactions contemplated hereby or thereby may be executed and delivered by facsimile signature or by email in portable document format and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.5         Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

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6.6         Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one business day after deposit with a nationally recognized overnight courier, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the parties hereto at their respective addresses as set forth on the signature page to this Agreement or Exhibit A, as applicable, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 6.6. If notice is given to the Company, a copy shall also be sent to Norton Rose Fulbright, Fulbright Tower, 1301 McKinney, Suite 5100, Houston, Texas, 77010-3095, Attn: Charles D. Powell.

6.7         No Finder’s Fees. Except as set forth in Section 6.7 of the Disclosure Letter, each party hereto represents that it neither is, nor will be, obligated for any finder’s fee or commission in connection with this transaction. Each Purchaser agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which any Purchaser or any of its officers, employees, or representatives is responsible. The Company agrees to indemnify and hold harmless each Purchaser from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

6.8         Attorney’s Fees. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of any of the Transaction Agreements, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

6.9         Amendments and Waivers. Any term of this Agreement may be amended, terminated or waived only with the written consent of the Company and the holders of at least 66 2/3% of the voting power of the then outstanding Series C-2 Preferred Stock. Any amendment or waiver effected in accordance with this Section 6.9 shall be binding upon each of the Purchasers and each transferee of the Shares, the Warrants or the Warrant Shares (or the Common Stock issuable upon conversion of any of the foregoing), each future holder of any such securities, and the Company.

6.10       Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision hereof.

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6.11       Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party hereto under this Agreement, upon any breach or default of any other party hereto under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party hereto nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party hereto of any breach or default under this Agreement, or any waiver on the part of any party hereto of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, whether under this Agreement, by law or otherwise, afforded to any party hereto, shall be cumulative and not alternative.

6.12       Entire Agreement. This Agreement (including the Exhibits hereto and the Disclosure Letter), the Restated Certificate and the other Transaction Agreements constitute the full and entire understanding and agreement between the parties hereto with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties hereto are expressly canceled.

6.13       Dispute Resolution. Any unresolved controversy or claim arising out of or relating to this Agreement, except (i) as otherwise provided in this Agreement, or (ii) for any such controversies or claims arising out of the intellectual property rights of a party hereto for which a provisional remedy or equitable relief is sought, shall be submitted to arbitration by one arbitrator mutually agreed upon by the parties to such arbitration, and if no agreement can be reached within 30 days, then by one arbitrator having reasonable experience in corporate finance transactions of the type provided for in this Agreement and who is chosen by the American Arbitration Association (the “AAA”). The arbitration shall take place in the city of Houston, Texas (unless otherwise agreed to in writing by the parties to the arbitration), in accordance with the then current Commercial Arbitration Rules of the AAA (which rules are hereby incorporated as an integral part of this Agreement), and judgment upon any award rendered in such arbitration will be binding and may be entered in any court having jurisdiction thereof. There shall be limited discovery prior to the arbitration hearing as follows: (X) exchange of witness lists and copies of documentary evidence and documents relating to or arising out of the issues to be arbitrated, (Y) depositions of all party witnesses and (Z) such other depositions as may be allowed by the arbitrator upon a showing of good cause. Depositions shall be conducted in accordance with the New York Code of Civil Procedure. The arbitrator shall be required to provide in writing to the parties to the arbitration the basis for the award or order of such arbitrator, and a court reporter shall record all hearings, with such record constituting the official transcript of such proceedings. The party prevailing in the arbitration, as determined by the arbitrator, shall be entitled to recover its reasonable attorneys' fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled.

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6.14       Indemnification.

(a)          In consideration of each Purchaser’s execution and delivery of this Agreement and fulfillment of its, his or her obligations hereunder, and in addition to all of the Company’s other obligations under this Agreement, the Company shall defend, protect, indemnify and hold harmless each Purchaser and each Purchaser’s Affiliates, officers, directors, employees and agents (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses (including, without limitation, costs of suit and reasonable attorneys’ fees and expenses) in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought) (the “Indemnified Liabilities”), incurred by such Indemnitee as a result of, or arising out of, or relating to any breach of any representation, warranty, covenant or agreement made by the Company herein. Notwithstanding the foregoing, the Company shall have no obligation under this Section 6.14(a) to defend, protect, indemnify or hold harmless any Indemnitee with respect to any Indemnified Liability to the extent resulting from or arising out of the negligence or willful misconduct of any Indemnitee. Subject to Section 6.14(b), the Company shall reimburse the Indemnitees for the Indemnified Liabilities as such Indemnified Liabilities are incurred. To the extent the Company's undertakings under this Section 6.14(a) may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

(b)          In connection with the obligation of the Company to indemnify for expenses as set forth in Section 6.14(a) above, the Company shall, upon presentation of appropriate invoices containing reasonable detail, reimburse each Indemnitee for any such Indemnified Liability incurred by such Indemnitee as the same may be incurred by such Indemnitee; provided, however, that if any such Indemnified Liabilities are incurred pursuant to a cause of action initiated by an Indemnitee against the Company, between the Company and such Indemnitee, such Indemnified Liabilities shall be reimbursed by the Company upon the final determination pursuant to Section 6.13, or otherwise by a court of competent jurisdiction, that the Company has breached a representation, warranty, covenant or agreement made by the Company herein.

(c)          The obligations of the Company in respect of a claim for indemnification or any other claim related to this Agreement shall not include any consequential, punitive, special or exemplary damages, including any damages on account of lost profits or opportunities, business interruption or diminution in value. Notwithstanding anything to the contrary contained in this Agreement, the Company’s total liability to any Indemnitee under this Section 6.14, or otherwise out of any transaction contemplated herein, shall not exceed the purchase price actually paid to the Company by such Indemnitee for the Shares and Warrants pursuant to this Agreement.

(d)          Other than as set forth in this Section 6.14, or with respect to any claim for fraud in the negotiation or execution of this Agreement, indemnification pursuant to this Section 6.14 shall be the sole and exclusive remedy for the parties hereto with respect to matters arising under this Agreement of any kind or nature, including for any misrepresentation or breach of any warranty, covenant, or other provision contained in this Agreement, and each party hereto hereby waives and releases any other rights, remedies, causes of action, or claims that such party may have or that may arise against any other parties hereto with respect thereto.

23

6.15        No Commitment for Additional Financing. The Company acknowledges and agrees that no Purchaser has made any representation, undertaking, commitment or agreement to provide or assist the Company in obtaining any financing, investment or other assistance, other than the purchase of the Shares and Warrants as set forth herein and subject to the conditions set forth herein. In addition, the Company acknowledges and agrees that (i) no statements, whether written or oral, made by any Purchaser or its representatives on or after the date of this Agreement shall create an obligation, commitment or agreement to provide or assist the Company in obtaining any financing or investment, (ii) the Company shall not rely on any such statement by any Purchaser or its representatives and (iii) an obligation, commitment or agreement to provide or assist the Company in obtaining any financing or investment may only be created by a written agreement, signed by such Purchaser and the Company, setting forth the terms and conditions of such financing or investment and stating that such Persons intend for such writing to be a binding obligation or agreement. Each Purchaser shall have the right, in its sole and absolute discretion, to refuse or decline to participate in any other financing of or investment in the Company, and shall have no obligation to assist or cooperate with the Company in obtaining any financing, investment or other assistance.

6.16        Principal Business Operations.  The Company will remain headquartered in the State of Texas and maintain business operations in the State of Texas and will not move its principal business operations from the State of Texas for a period of at least 90 days after the date of the Closing.

[Remainder of page intentionally left blank. Signature Page Follows.]

24

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GLORI ENERGY INC.

By:	/s/ Stuart Page
Stuart Page
President and Chief Executive Officer

Address:	4315 South Drive
Houston, TX 77053

Signature Page to Series C-2 Preferred Stock and Warrant Purchase Agreement

Texas ACP II, L.P.

By: ADVTG GP II, L.L.C., its General Partner

By:	/s/ Damon Rawie
Name:	Damon Rawie
Title:	Vice President

Texas ACP Venture Partners I, LLC

By:	/s/ Damon Rawie
Name:	Damon Rawie
Title:	Vice President

Signature Page to Series C-2 Preferred Stock and Warrant Purchase Agreement

OXFORD BIOSCIENCE PARTNERS V L.P.
By: OBP Management V L.P.

By:	/s/ Matthew A. Gibbs
Matthew A. Gibbs – General Partner

mRNA FUND V L.P.
By: OBP Management V L.P.

By:	/s/ Matthew A. Gibbs
Matthew A. Gibbs – General Partner

Signature Page to Series C-2 Preferred Stock and Warrant Purchase Agreement

MALAYSIAN LIFE SCIENCES CAPITAL FUND LTD.

By:	Malaysian Life Sciences Capital Fund Management Company Ltd, its Manager

By:	/s/ Roger Wyse
Name:	Roger Wyse
Title:	Co-Chairman

Signature Page to Series C-2 Preferred Stock and Warrant Purchase Agreement

ENERGY TECHNOLOGY VENTURES, LLC

By:	/s/ Steven Taub
Name:	Steven Taub
Title:	Authorized Representative

Signature Page to Series C-2 Preferred Stock and Warrant Purchase Agreement

GTI VENTURES, LLC

By:	/s/ Jonathan Schulhof
Name:	Jonathan Schulhof
Title:	President

Signature Page to Series C-2 Preferred Stock and Warrant Purchase Agreement

KPCB HOLDINGS, INC.

By:	/s/ Paul M. Vronsky
Name:	Paul M. Vronsky
Title:	General Counsel

Signature Page to Series C-2 Preferred Stock and Warrant Purchase Agreement

GENTRY TECHNOLOGY FUND I, LLC

By:	/s/ Larry Aschebrook
Name:	Larry Aschebrook
Title:	Manager

Signature Page to Series C-2 Preferred Stock and Warrant Purchase Agreement

EXHIBIT A

SCHEDULE OF PURCHASERS

Investor	Purchase Price for Closing	Total Closing Shares	Total Warrants
Texas ACP II, L.P.
5000 Plaza on the Lake
Suite 195
Austin, Texas 78746
Attention: Damon Rawie	$1,250,000.16	456,038	406,250

With a copy to:
Kelley Drye &Warren LLP
Attn: Thomas Ferguson
333 W. Wacker Dr., Suite 2600
Chicago, IL 60606

Texas ACP Venture Partners I, LLC
5000 Plaza on the Lake
Suite 195
Austin, Texas 78746
Attention: Damon Rawie	$499,999.52	182,415	162,500

With a copy to:
Kelley Drye &Warren LLP
Attn: Thomas Ferguson
333 W. Wacker Dr., Suite 2600
Chicago, IL 60606

Oxford Bioscience Partners V L.P.
535 Boylston Street, Suite 402 Boston, MA 02116	$977,961.39	356,790	317,837

mRNA Fund V L.P.
535 Boylston Street, Suite 402	$22,037.64	8,040	7,162
Boston, MA 02116

Malaysian Life Sciences Capital
Fund Ltd.
c/o Burrill & Company
One Embarcadero Center, Suite 2700	$499,999.52	182,415	162,500
San Francisco, CA 94111
Attn: Greg Young

Exhibit A to Series C-2 Preferred Stock and Warrant Purchase Agreement

Investor	Purchase Price for Closing	Total Closing Shares	Total Warrants
Energy Technology Ventures, LLC
c/o GE Ventures, LLC
2882 Sand Hill Road
Menlo Park, CA 94025
Attn: General Counsel

With a copy to:	$499,999.52	182,415	162,500

Lisa R. Blanco
General Counsel & Chief Compliance Officer
Energy Technology Ventures, LLC
Email: lisablanco@me.com

GTI Ventures, LLC
150 East 58th Street
24th Floor	$125,000.57	45,604	40,625
New York, NY 10155

KPCB Holdings, Inc.
2750 Sand Hill Road	$50,001.32	18,242	16,250
Menlo Park, CA 94025

Gentry Technology Fund I, LLC
c/o Gentry Financial Partners
205 N. Michigan Ave., Suite 3770
Chicago, IL 60601
Attn: Thomas B. Raterman	$1,123,999.13	410,069	365,300
With a copy to:
Kelley Drye &Warren LLP
Attn: Thomas Ferguson
333 W. Wacker Dr., Suite 2600
Chicago, IL 60606
Total:	$5,048,998.77	1,842,028	1,640,924

Exhibit A to Series C-2 Preferred Stock and Warrant Purchase Agreement

EXHIBIT B

FORM OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

[See attached.]

Exhibit B to Series C-2 Preferred Stock and Warrant Purchase Agreement

EXHIBIT C

FORM OF WARRANT

[See attached.]

Exhibit C to Series C-2 Preferred Stock and Warrant Purchase Agreement

EXHIBIT D

FORM OF WARRANT TERMINATION AGREEMENT

[See attached.]

Exhibit D to Series C-2 Preferred Stock and Warrant Purchase Agreement